Exhibit 10.1

Bryn Mawr Bank Corporation

April 25, 2014

Mr. Francis J. Leto

c/o Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attention: Stephen W. Skonieczny, Esq.

Dear Frank:

In consideration of the mutual promises contained in this employment agreement (this “Agreement”) and intending to be legally bound, Bryn Mawr Bank Corporation (the “Corporation”), its wholly owned subsidiary, The Bryn Mawr Trust Company (“the Bank”), and you, Francis J. Leto, agree that you will be employed by the Corporation and the Bank on the following terms and conditions:

1.	Your Employment By the Corporation and the Bank.

(a) Effective May 1, 2014 (your “Employment Date”), you will become the Corporation’s and the Bank’s President and Chief Operating Officer. Effective January 1, 2015, you will become the Corporation’s and the Bank’s President and Chief Executive Officer, unless your employment is terminated sooner pursuant to Section 8 of this Agreement. From May 1, 2014 through December 31, 2014, you will report solely and directly to the Corporation’s and the Bank’s Chief Executive Officer and thereafter, you shall report solely and directly to the Boards of Directors of the Corporation and the Bank. Effective January 1, 2015, all other employees and other service providers of the Corporation and the Bank shall report directly to you or your designee(s). You agree to continue to serve as a director of the Corporation and the Bank, as well as a member of any committee of the Boards of Directors of the Corporation and the Bank to which you may be elected or appointed. In addition, you agree to serve as a director and/or officer of any other subsidiary of the Corporation or the Bank to which you may be elected or appointed. After December 31, 2014, you shall have complete authority over and responsibility for the day-to-day operations and business and affairs of the Corporation and the Bank. Except in the event that (i) the Federal Reserve Board or the Pennsylvania Department of Banking and Securities , in the exercise of supervisory powers over the Corporation, installs or orders the Corporation to install an executive chairman or other officer with authority superior to yours or (ii) the Federal Deposit Insurance Corporation or the Pennsylvania Department of Banking and Securities , in the exercise of supervisory powers over the Bank, including appointment as conservator or receiver, installs or orders the Bank to install an executive chairman or other officer with authority superior to yours, no other employee shall have authority or responsibilities that are equal to or greater than yours.

2.	Employment At-Will.

You acknowledge that your employment is at-will and not of any specific duration. Either you, on the one hand, or the Corporation or the Bank, on the other hand, may terminate your employment at any time and for any reason, subject to the provisions of Section 8.

3.	Your Duties During the Term of Employment.

You shall devote your full business time (with allowances for vacations and sick leave), attention and best efforts to the affairs of the Corporation, the Bank and their subsidiaries during the term of employment hereunder; provided, however, that you may serve as a director or trustee of corporations or other entities and may engage in other activities to the extent that they do not inhibit the performance of your duties hereunder, or conflict with the business affairs of the Corporation, the Bank or their subsidiaries or the Corporation’s Code Of Ethics (the “Code Of Ethics”), a copy of which has been reviewed by you.

You have reviewed with the Corporation’s Board of Directors your present directorships, public service commitments and personal business interests, which are set forth in your responses dated February 18, 2014 to the Bank’s 2014 D&O questionnaire and incorporated by reference herein, and have obtained the Board’s written approval for your continuance in such present capacities, unless, hereafter, the Board determines in a particular case, that there is a potential conflict with the Corporation’s or the Bank’s or their subsidiaries’ best interests. You hereby agree that your acceptance of any future proposed directorships or positions in other organizations will be subject to prior review and approval by the Corporation’s Board of Directors and compliance with the Code Of Ethics.

4.	Compensation and Related Matters.

(a) Salary. Commencing May 1, 2014 and continuing through December 31, 2014, the Bank shall pay to you an annual salary of $385,000, less all applicable taxes and other withholdings, in equal biweekly installments in arrears. Commencing January 1, 2015, the Bank shall pay to you an annual salary of $425,000, less all applicable taxes and other withholdings, in equal biweekly installments in arrears. Such salary may be adjusted from time to time in accordance with normal business practices of the Bank and in the Bank’s sole discretion.

(b) Bonus. For each fiscal year ending during your employment, you will be eligible to earn an annual bonus. The actual bonus payable, if any, with respect to a particular year will be determined by the Boards of Directors of the Corporation or the Bank (as applicable), based on the achievement of corporate and/or individual performance objectives established by such Board, provided that you must be employed by the Corporation on the date the bonus is paid in order to receive such payment. For purposes of determining any bonus payable to you, the measurement of corporate and individual performance will be performed by the Boards of Directors of the Corporation or the Bank (as applicable) in good faith. From time to time, such Board may, in its sole discretion, make adjustments to corporate or individual performance goals, so that required departures from the Corporation’s or Bank’s (as applicable) operating budget, changes in accounting principles, acquisitions, dispositions, mergers, consolidations and other corporate transactions, and other factors influencing the achievement or calculation of such goals do not affect the operation of this Section 4(b) in a manner inconsistent with its intended purposes.

(c) Equity Awards. In the discretion of the Board of Directors of the Corporation (or any appropriate committee thereof), you will be eligible to receive a grant of 7,500 restricted stock units (RSUs) pursuant to the Corporation’s equity compensation plans as in effect from time to time. Such grant of RSUs shall be made in connection with the Corporation’s annual equity compensation cycle and will be granted on or about August 2014. Subject to your continued employment with the Corporation and the Bank, such RSUs shall vest in substantially equal annual installments on each of the first three anniversaries of the grant date.

In addition, during your employment, you may be eligible to receive other equity compensation awards in the discretion of the Board of Directors of the Corporation (or any appropriate committee thereof) pursuant to the Corporation’s equity compensation plans as in effect from time to time. To the extent you receive any such other equity compensation awards from the Corporation, all or a portion of such equity compensation awards may be conditioned on the achievement of certain performance objectives (relating to your performance, the Corporation’s performance, the Bank’s performance, or a combination thereof) that are specified by the Board of Directors of the Corporation (or any appropriate committee thereof) at the time of grant.

(d) Expenses. During and with respect to the term of your employment hereunder, you shall be entitled to receive prompt reimbursement for all reasonable expenses you incur in performing your duties hereunder, including all expenses of travel and living expenses while away from home on business in the service of the Corporation, the Bank and/or their subsidiaries, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Corporation, the Bank or their subsidiaries at the time the expenses are incurred.

(e) Pension and Other Plan Benefits. During the term of your employment hereunder, you shall be entitled to participate in all of the Corporation’s and the Bank’s employee benefit plans and arrangements made generally available to their executives and key management employees in effect on your Employment Date, and in such other plans or arrangements that shall provide you with at least equivalent benefits to those provided under such employee benefit plans and arrangements on your Employment Date, including, without limitation, each pension and retirement plan and arrangement, life insurance and health and accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, vacation plan and bonus plan. You shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made generally available by the Corporation or the Bank in the future to its executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements, provided that such participation shall be on terms and conditions no less favorable than those provided to any other executive or key management employee (except that the Corporation and the Bank are permitted to limit your participation and/or benefits under any such plan and arrangement to the extent necessary to ensure that such plan or arrangement complies with applicable law). Nothing paid to you under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of any compensation payable to you pursuant to this Section 4. Notwithstanding the foregoing, nothing in this Agreement will be interpreted as limiting the Corporation’s or the Bank’s ability to amend, modify or terminate such employee benefit plans and arrangements referred to in this Section 4(e) at any time for any reason.

(f) Paid Time Off. You shall be entitled to the number of PTO days in each calendar year determined in accordance with the Bank’s vacation policy in effect from time to time. You shall also be entitled to all paid holidays given by the Bank to its executives.

5.	Performance of Additional Duties and Offices.

If you are elected or appointed a director or officer of any subsidiary of the Corporation (other than the Bank) or the Bank, you hereby agree to serve without compensation in respect of only such subsidiary positions (other than provided in this Agreement), provided that you shall continue to be indemnified as provided in Section 19.

6.	Place of Performance of Employment.

In connection with your employment by the Corporation and the Bank, you shall be based at the principal executive offices of the Corporation and the Bank in Bryn Mawr, Pennsylvania, except for required travel on the Corporation’s and the Bank’s business.

7.	Confidential Information.

(a) You hereby agree not to disclose, while in the employ of the Corporation, the Bank or any subsidiary thereof or at any time thereafter, to any person or entity, any confidential information obtained by you while in the employ of the Corporation, the Bank or any subsidiary thereof, and not to use such confidential information except as authorized in the performance of your duties for the Corporation, the Bank and/or any subsidiary thereof. This provision shall not preclude you from disclosure of confidential information (i) to enforce any rights against the Corporation, the Bank or their subsidiaries or to defend yourself against any claims or allegations by the Corporation, the Bank, their subsidiaries or any of their respective directors, employees or agents or (ii) as required by law or Court order or by any governmental agency or administrative or legislative body. These obligations are in addition to, and do not limit in any way your obligations with respect to trade secrets, confidential information or proprietary information under any statute or common law. The term “confidential information” as used in this Agreement means non-public information that includes, but is not limited to, records, lists, and knowledge of the Corporation’s, the Bank’s and their subsidiaries’ clients, methods of operation, processes, trade secrets, methods of determination of prices, prices or fees, financial information, business, marketing and strategic plans, personnel information, profits, sales, net income, and indebtedness, as the same may exist from time to time; provide that “confidential information” shall not include any such information that is or becomes generally available to the public (other than as a result of your breach of this Section 7) or is disclosed to you by a source who does not owe a duty of confidentiality to the Corporation, the Bank or their subsidiaries.

(b) You hereby agree that, upon leaving the Corporation’s and the Bank’s employ, you will not take with you, without obtaining the prior written consent of an officer authorized to give such consent by the Board of Directors of the Corporation or the Bank, any of the Corporation’s, the Bank’s or their subsidiaries’ documents or copies thereof (whether paper or electronic or other form) which are of a confidential nature.

8.	Termination of Employment.

(a) Your employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(i) Death. Your employment hereunder shall terminate upon your death.

(ii) Disability. The Corporation and the Bank may terminate your employment hereunder because of your incapacity due to physical or mental illness, causing your inability, on a full-time basis, to perform your essential job duties with a reasonable accommodation for the entire period of ninety (90) consecutive days to the extent permitted by law. Your employment will not be terminated pursuant to this provision until thirty (30) days after your receipt of a Notice of Termination sent to you after the end of such disability period, provided you have not returned to the performance of your essential job duties with or without a reasonable accommodation on a full-time basis prior to the expiration of such thirty (30) day period.

(iii) Cause. The Corporation and the Bank may terminate your employment hereunder for “Cause.” For purposes of this Agreement, the Corporation and the Bank shall have “Cause” to terminate your employment upon (A) your continued failure to substantially perform your job duties (other than any such failure resulting from your incapacity due to physical or mental illness as provided in subsection (a)(ii) of this Section 8), after a written demand for your substantial performance is delivered to you by the Corporation and the Bank which specifically identifies the manner in which the Corporation and the Bank believe you have not substantially performed your duties, and you have failed, in the good faith judgment of the Corporation and the Bank, to provide the performance demanded within thirty (30) days after your receipt of such written demand, or (B) your engagement in gross negligence or gross misconduct which is materially injurious to the Corporation, the Bank or any of their subsidiaries, monetarily or otherwise, or (C) your plea of nolo contendere or guilty with respect to or conviction of a crime involving moral turpitude or dishonesty or any felony, or (D) any misappropriation of funds of the Corporation, the Bank or their subsidiaries by you, or (E) your use, possession or distribution of, or being under the influence of drugs, or your use of alcohol during working time or work-related activities in a manner that interferes with your ability to perform your job or in a manner that is injurious to the reputation of the Corporation or the Bank or any of their subsidiaries, or (F) your making a general assignment for the benefit of your creditors or your institution of any proceeding seeking to adjudicate you bankrupt or insolvent under any laws relating to bankruptcy or insolvency or an involuntary petition shall be filed against you seeking relief under any law relating to bankruptcy or insolvency which remains undismissed for a period of sixty (60) days or more, or (G) your continued violation of the provisions of this Agreement and your failure to cure such violation within thirty (30) days after receipt of written notice of such violation, or (H) the receipt of a request by the Corporation, the Bank or any of their subsidiaries, of a notice from any of the governmental agencies that supervise any of them, that you be suspended or removed from your position as a director of the Corporation or the Bank or as the President and Chief Operating Officer or as the President and Chief Executive Officer of either of those entities.

Notwithstanding any other provision of this Agreement to the contrary, a termination of your employment for Cause shall not delay or otherwise interfere with any action taken by any governmental agency to suspend or remove you from any position held by you with the Corporation or the Bank. If you are suspended and/or temporarily prohibited from participating in the conduct of the Corporation’s or the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, the Corporation’s and the Bank’s obligations under this Agreement, only to the extent expressly required by the Federal Deposit Insurance Act or the FDIC, shall be suspended as of the date of service of such notice unless and only until stayed by appropriate proceedings. If you are removed and/or permanently prohibited from participating in the conduct of the Corporation’s or the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, all obligations of the Corporation and the Bank under this Agreement shall terminate as of the effective date of the order, except that the Corporation and the Bank shall be required to provide you the Accrued Benefits, as defined in Section 9(a).

(iv) Termination without Cause. The Corporation and the Bank may terminate your employment without Cause upon not less than thirty (30) days prior written notice.

(v) Voluntary Termination for Good Reason. You may terminate your employment hereunder for “Good Reason.” For purposes of this Agreement, you shall have “Good Reason” to terminate your employment upon the first to occur of: (A) a significant diminution by the Corporation or the Bank of your authority, duties or responsibilities hereunder, or (B) any removal of you from or failure to appoint you to the Chief Operating Officer or Chief Executive Officer positions with the Corporation or the Bank as provided for hereunder, or (C) a reduction by the Corporation or the Bank in your Base Salary (other than a reduction that is imposed proportionately on all members of the Corporation’s or the Bank’s senior executives), or (D) a change by the Corporation or the Bank in your principal place of employment to a location that increases your one-way daily commute by more than 35 miles. None of the foregoing events or conditions will constitute Good Reason unless you provide the Corporation and the Bank with notice describing the event or condition within 60 days following your knowledge of the occurrence thereof, the Corporation and the Bank do not cure the event or condition within 30 days of receiving that written objection, and you resign your employment within 30 days following the expiration of that cure period by providing a Notice of Termination to the Corporation and the Bank.

(vi) Voluntary Termination. You may terminate your employment hereunder at any time upon not less than thirty (30) days prior written notice to the Corporation and the Bank.

Any termination of your employment by the Corporation and the Bank or by you (other than termination pursuant to subsection (a)(i) of this Section 8) shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for termination of your employment under the provision so indicated, and (iii) specifies the termination date, which date shall in no event precede the date that the notice is actually given.

(b) For the purposes of this Agreement, “Date of Termination” shall mean (A) if your employment is terminated by death, the date of death, (B) if your employment is terminated pursuant to subsection (a)(ii) of this Section 8, thirty (30) days after Notice of Termination is sent to you (provided that you shall not have returned to the performance of your essential job duties on a full-time basis during such thirty (30) day period, or (C) if your employment or this Agreement is terminated for any other reason, the date specified in a Notice of Termination.

(c) Upon termination of your employment for any reason, unless otherwise consented to in writing by the Board of Directors of the Corporation, you agree to resign immediately from any and all officer, director, committee member and other positions you then hold with the Corporation, the Bank and their subsidiaries.

9.	Compensation in the event of Death, During Disability Period or Upon Other Termination.

(a) Upon the termination of your employment for any reason, you shall be entitled to the following payments and benefits in addition to any other payments and benefits set forth in this Section 9: (i) all earned but unpaid base salary and bonus compensation, (ii) all accrued but unused vacation time; (iii) reimbursement for expenses incurred prior to your Date of Termination that are otherwise reimbursable under Section 4(d); (iv) all vested benefits and deferred compensation under the Corporation’s and the Bank’s employee benefit plans, programs and arrangements in accordance with the applicable terms and conditions thereof; (v) all payments due to you under the terms of your outstanding equity awards in accordance with the applicable terms and conditions thereof; and (vi) continued indemnification by the Corporation and the Bank in accordance with Section 19 (collectively, the “Accrued Benefits”).

(b) If your employment shall be terminated because of your death, your estate shall be entitled to (i) the Accrued Benefits and (ii) your full salary through the last day of the month of your death at the rate in effect at the time of your death, and the Corporation, the Bank and their subsidiaries shall thereafter have no further obligations to you under this Agreement.

(c) If your employment shall be terminated because you are unable to perform your essential job duties hereunder as a result of incapacity due to physical or mental illness that is a disability as defined in subsection 8(a)(ii) hereof, you shall be entitled to (i) the Accrued Benefits and (ii) your full salary for a period equal to the applicable “elimination period” under any group long-term disability insurance provided by the Corporation or the Bank which is currently 180 days provided that such salary shall be reduced by any amounts paid to you under the Corporation’s or the Bank’s short term disability plan or policy. In the event that the Corporation or the Bank ceases to provide group long-term disability insurance with an elimination period of at least 180 days to you, you shall be entitled to payment of your full salary (reduced as described in the preceding sentence) through the last day of the 180 day period following your Date of Termination, and the Corporation, the Bank and their subsidiaries shall thereafter have no further obligations to you under this Agreement.

(d) If your employment shall be terminated for Cause, you shall be entitled to the Accrued Benefits, and the Corporation, the Bank and their subsidiaries shall thereafter have no further obligations to you under this Agreement.

(e) If the Corporation and/or the Bank shall terminate your employment under subsection 8(a)(iv) or you terminate your employment under Section 8(a)(v):

(i) You shall be entitled to the Accrued Benefits; and

(ii) in lieu of any further salary and all other payments due to you under this Agreement, you shall be entitled to payment of an amount equal to the sum of two times your annual salary at the rate in effect on the date of the Notice of Termination in substantially equal biweekly installments over a two year period, provided that (i) you execute, deliver to the Corporation and do not revoke during any applicable statutory revocation period, by the 60th day following the effective date of your cessation of employment, a release of claims in the form attached hereto as Exhibit A (the “Release”) and (ii) you continue to comply with the provisions of Section 7 and Section 10. Severance payments will not begin until the revocation period set forth in the Release expires and your release becomes non-revocable, provided that if the 60 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year; and

(iii) the Corporation and/or the Bank shall pay 100% of the applicable premiums for COBRA continuation coverage for you and your eligible dependents for a period of 18 months following your Date of Termination (or, if earlier, until the date that you and your eligible dependents are no longer eligible for COBRA continuation coverage under the Corporation’s or the Bank’s group health plans); and

(iv) except as otherwise set forth in the applicable plan document or award agreement, the unvested portion of all of your outstanding equity awards shall immediately vest as of your Date of Termination; and

(f) If you shall terminate your employment under Section 8(a)(vi), you shall be entitled to the Accrued Benefits, and the Corporation and the Bank and their subsidiaries shall thereafter have no further obligations to you under this Agreement.

(g) You shall not be required to mitigate the amount of any payment provided for in this Section 9 by seeking other employment or otherwise and there shall be no offset against any amounts due to you hereunder on account of any remuneration attributable to any subsequent employment that you may obtain. Notwithstanding anything herein to the contrary, the Corporation’s and Bank’s obligations under this Section 9 shall survive termination of this Agreement and your employment.

(h) The Corporation and the Bank shall be jointly and severally liable to you for all payments, benefits and other entitlements due to you under this Section 9.

10.	Restrictive Covenants.

(a) Nonsolicitation of Employees. During the time period of two (2) years after the Date of Termination, whether voluntary or involuntary or for any reason whatsoever, you shall not, either on your own account or for any person, firm, partnership, corporation, or other entity, (a) solicit, interfere with, offer employment to, hire or assist in hiring, or endeavor to cause any employee of the Corporation, the Bank or their subsidiaries to leave his or her employment, or (b) induce or attempt to induce any such employee to breach his or her employment agreement, nondisclosure and nonsolicitation agreement or other agreement with the Corporation, the Bank or their subsidiaries.

(b) Nonsolicitation of Clients. During the time period of two (2) years after the Date of Termination, whether voluntary or involuntary or for any reason whatsoever, you shall not (a) solicit, induce, or attempt to solicit or induce any person or entity who has been a client of the Corporation or the Bank or their subsidiaries within the preceding eighteen (18) months or is a client of the Corporation, the Bank or their subsidiaries to cease doing business in whole or in part with or through the Corporation, the Bank or their subsidiaries or (b) agree to accept such person or entity as a client or provide services directly or indirectly to such person or entity.

(c) Noncompetition. During the time period of two (2) years after the Date of Termination, whether voluntary or involuntary or for any reason whatsoever other than a Termination for Cause, you will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected with as an officer, employee, partner, director, consultant, or otherwise, or have any financial interest in, or aid or assist anyone else in the conduct of any enterprise which engages in, or is about to engage in, or otherwise carries on, any business activity which is in competition with business conducted by the Corporation, the Bank or their subsidiaries as of the Date of Termination, within a one hundred (100) mile radius of Bryn Mawr, Pennsylvania. Notwithstanding the foregoing, you shall be entitled to acquire, as a passive investment, a proprietary interest not to exceed three percent (3%) of the equity of any publicly held entity.

(d) Remedies. In addition to all of the remedies otherwise available to the Corporation or the Bank at law or in equity, including, but not limited to, recovery from you of damages and reasonable attorneys’ fees incurred in the enforcement of this Agreement, the Corporation and the Bank shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of the provisions of Section 7 and this Section 10 of this Agreement. All of the Corporation’s or the Bank’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies. If you violate any of the obligations under Section 10 hereof, the period applicable to the obligation so violated shall be tolled during the period of such violation. The parties both recognize and acknowledge that your services are special and unique, and that, by reason of this Agreement, you are obtaining access to confidential information and other material as aforesaid. Therefore, you expressly agree that any breach or threatened breach of the provisions of Section 7 or this Section 10 hereof shall entitle the Corporation or the Bank, in addition to any other legal remedies available to them, to apply to court for an injunction, temporary and/or permanent, to prevent any violation of this Agreement, and you recognize, acknowledge and concede that such injunction would, in those circumstances, be necessary to protect the Corporation’s and the Bank’s interests.

(e) Reasonableness of Restrictions. You have carefully read and considered the provisions of this Agreement and have had an opportunity to discuss this Agreement with your counsel and, having done so, agree that the restrictions set forth in Section 7 and this Section 10 (including, but not limited to, the time periods of restriction in each of such Sections) and the remedies in subsection 10(d) hereof are fair and reasonable and are reasonably required for the protection of the interests of the Corporation, the Bank and their subsidiaries. You agree that these restrictions will not interfere with your ability to secure comparable employment. If any court or other decision-maker of competent jurisdiction determines that any of the covenants contained in Section 7 or this Section 10, or any part thereof, is unenforceable because of the duration or geographical or business scope of such provision, then the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. In case any one or more of the provisions contained in Section 7 or this Section 10 shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of Section 7 or this Section 10, and Section 7 or this Section 10 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(f) Separate Covenants. The parties hereto agree that Section 7 and this Section 10 shall be deemed to consist of a series of separate covenants. Notwithstanding anything herein to the contrary, your obligations under Section 7 and Section 10 hereof shall survive termination of this Agreement and/or any termination of your employment for any reason.

11.	Successors and Binding Agreement.

(a) The Corporation and the Bank may require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation or the Bank, by agreement in form and substance satisfactory to the Corporation’s and Bank’s Boards of Directors, to expressly assume and agree to honor this Agreement in the same manner and to the same extent that the Corporation and the Bank would be required to honor it if no such succession had taken place. As used in this Section 11 of this Agreement, “Corporation” and “Bank” shall mean the Corporation and the Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers any agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement and all of your rights hereunder shall inure to the benefit of and be enforceable by and against your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. You may not assign this Agreement. Any amounts payable hereunder as a result of your death shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or if there be no such designee, to your estate.

12.	Rights Under Other Plans and Programs.

Anything in this Agreement to the contrary notwithstanding, no provision of this Agreement is intended, nor shall it be construed, to reduce or in any way restrict, any benefit to which you may be entitled under any other agreement, plan or program of the Corporation or the Bank providing benefits to you or your heirs or estate; provided, however, that effective on May 1, 2014, you hereby agree and acknowledge that certain restrictive covenant and service agreement entered into between you and The Bryn Mawr Trust Company dated October 29, 2009 shall expire and you will no longer be entitled to any payments thereunder in any circumstances or at any time; and provided, further, that you hereby agree and acknowledge that any cash severance payments made to you pursuant to that certain Executive Change-of-Control Severance Agreement dated November 2, 2009 by and between The Bryn Mawr Trust Company and you shall reduce the amount of any payments required by Section 9(e)(ii) on a dollar for dollar basis (but not below $0).

13.	Compliance with Code Section 409A.

The parties intend that this Agreement and all other compensatory arrangements between you and the Corporation and the Bank shall be interpreted and administered so that any amount or benefit payable hereunder or thereunder shall be paid or provided in a manner that is either exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and Internal Revenue Service guidance promulgated thereunder (the “Code”) and the parties hereby agree that the amounts and benefits payable hereunder or thereunder are either exempt from or compliant with Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 9 that constitute non-qualified deferred compensation under Section 409A of the Code hereof will be payable until you have “separation from service” from the Corporation within the meaning of Section 409A of the Code. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to you upon or following your “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following your “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to you in a lump sum immediately following such six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment. Further, except to the extent any expense, reimbursement or in-kind benefit provided to you does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

14.	Notices.

For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing, and shall include telefax communications and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested postage prepaid, addressed as follows:

If to you:	your most recent address set forth in the Corporation’s records

With a copy to:	Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Attention: Stephen W. Skonieczny, Esq.

If to the Corporation and the Bank:	Bryn Mawr Bank Corporation
801 Lancaster Avenue
Bryn Mawr, PA 19010-3396
Attention: Geoffrey Halberstadt, Corporate Secretary

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.	Representations and Warranties.

The Corporation and the Bank represent and warrant that the execution of this Agreement by the Corporation and the Bank has been duly authorized by resolution of their respective Boards of Directors and that the Corporation and the Bank have the authority to execute and deliver this Agreement and that the Agreement does not conflict with or violate any other agreement or contract by which the Corporation or the Bank is bound. You represent and warrant to the Corporation and the Bank that you are authorized to execute and deliver this Agreement and that this Agreement does not conflict with or violate the provisions of any agreement to which you are bound.

16.	Choice of Law and Venue.

It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the applicable conflict of laws provisions. Any action brought to enforce or relating to the interpretation or performance of this Agreement shall be resolved exclusively by final and binding arbitration (as set forth in Section 17), except for actions to seek injunctive relief (as described in Section 10), actions to enforce the arbitrator’s decision, or as otherwise provided by law. Such actions shall be brought in the United States District Court for the Eastern District of Pennsylvania or the Court of Common Pleas of Montgomery County, Pennsylvania.

17.	Arbitration.

The parties agree that any and all disputes or controversies of any nature whatsoever, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) to the fullest extent permitted by law. Each party will be responsible for his or its own attorneys’ fees. Any arbitration proceeding pursuant to this Agreement shall be conducted in Pennsylvania by the American Arbitration Association (“AAA”), JAMS or any other mutually agreeable provider, under the then existing employment-related arbitration rules of the applicable provider. If for any reason all or part of this arbitration provision is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other portion of this arbitration provision or any other provision, but this provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this provision had never been contained herein, consistent with the general intent of the parties insofar as possible.

18.	Legal Fees.

The Corporation and the Bank will reimburse you for the attorneys’ fees you have incurred in connection with the review and negotiation of this Agreement, up to a maximum of $20,000.00 and subject to receipt of documentation evidencing the fees incurred. You will be solely responsible for any attorneys’ fees you incur that exceed $20,000.00.

19.	Indemnification.

In addition to any rights to indemnification to which you may be entitled under the Corporation’s and/or the Bank’s certificate of incorporation and bylaws, the Corporation and the Bank shall indemnify you at all times during and after your employment terminates for any reason to the maximum extent permitted under Pennsylvania law, including its provisions regarding advancement of costs and attorneys’ fees, in connection with any action, suit, investigation or proceeding based in whole or in part upon your actions, inaction, or status as an employee, officer, or director of Corporation and the Bank.

20.	Miscellaneous.

No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and the Corporation’s or the Bank’s Boards of Directors or such other officer as may be specifically designated by such Boards. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement embodies the entire understanding between the parties hereto and supersedes any other prior or contemporaneous, oral or written, representation or agreement by the parties hereto, with respect to the matters which are the subject of this Agreement, and no change, alteration or modification hereof may be made except in writing signed by the parties hereto.

21.	Severability.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

22.	Pronouns.

All pronouns contained herein and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties hereto may require.

23.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

24.	Survival.

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement of your employment hereunder for any reason to the extent necessary to the intended preservation of such rights and obligations and the intended performance of such obligations.

25.	Captions.

The section and subsection captions in this Agreement are for convenience of reference only and do not define, limit or describe the scope or intent of this Agreement or any part hereof and shall not be considered in any construction hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement this 25th day of April, 2014.

BRYN MAWR BANK CORPORATION

Witness:	/s/ Jennifer Stryker	By:	/s/ Fredrick C. Peters, II
		Name:	Fredrick C. Peters, II
		Title:	President and Chief Executive Officer

THE BRYN MAWR TRUST COMPANY

Witness:	/s/ Jennifer Stryker	By:	/s/ Fredrick C. Peters, II
		Name:	Fredrick C. Peters, II
		Title:	President and Chief Executive Officer

Witness:	/s/ Jennifer Stryker	/s/ Francis J. Leto
Francis J. Leto